EXHIBIT 11.1

                              TEJAS GAS CORPORATION

                   COMPUTATION OF EARNINGS PER COMMON SHARE(1)
                                   (UNAUDITED)


                                                Twelve Months Ended December 31,
                                                      --------------------------
                                                         1996     1995     1994
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                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Weighted average number of common shares
   outstanding(2) ...................................   18,756   17,352   17,225
Incremental common shares resulting from
   assumed exercise of stock options based
   on the stock's daily average market price ........      261      219      513
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Weighted average number of common shares
   outstanding and common equivalent shares
   for primary calculation ..........................   19,017   17,571   17,738
Incremental common shares resulting from
   assumed exercise of stock options based
   on the more dilutive of the stock's daily
   average market price or ending price .............      131       63     --
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Weighted average number of common shares
   outstanding and common equivalent shares
   assuming full dilution ...........................   19,148   17,634   17,738
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Net earnings applicable to common stock .............  $35,079  $24,544  $22,153
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Earnings per common share on consolidated
   statements of earnings(2):
Weighted average number of common shares
outstanding .........................................   18,756   17,352   17,738
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Earnings per common share ...........................     1.87     1.41     1.25
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Earnings per common and common equivalent share:
Primary earnings per common share ...................  $  1.84  $  1.40  $  1.25
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Fully-diluted earnings per common share .............  $  1.83  $  1.39  $  1.25
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(1)   Weighted average number of Common Shares outstanding and primary and fully-diluted earnings per common share, and stock prices used in the above calculation have been restated to reflect the following: (i) a three-for-two split of the Common Stock effected in the form of a stock dividend payable to stockholders of record as of April 26, 1996 and (ii) a dividend of one-tenth of one share of Common Stock payable to stockholders of record as of July 27, 1995.

(2) The earnings per share reported on the Consolidated Statements of Earnings for 1996 and 1995 do not reflect the dilutive effect of the stock options because the dilution is less than 3%.